EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wis., Feb. 03, 2025 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s first fiscal quarter ending December 27, 2024.

“Ongoing market challenges, a cautious retail and trade channel environment, and competitive pressures resulted in lower first quarter sales and profitability. We remain focused on our key strategic priorities and the changes necessary for future growth—investing in strong consumer-driven innovation, enhancing our go-to-market strategy, and improving operational efficiencies,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FIRST QUARTER RESULTS
The Company’s first fiscal quarter typically generates the lowest sales and profits due to the lead up to the primary selling season. Total Company net sales in the first quarter declined 22 percent to $107.6 million compared to $138.6 million in the prior year first fiscal quarter.

  Fishing revenue decreased 25 percent, due to continued challenging market and competitive dynamics as well as a strong sell-in of new products in the prior year quarter
  Camping & Watercraft Recreation* sales were down 12 percent, primarily due to general declines in consumer demand
  Diving sales decreased 10 percent, driven by softening market demand across all geographic regions

Total Company operating loss was $(20.2) million for the first fiscal quarter versus operating profit of $0.05 million in the prior year first quarter. Gross margin was 29.9 percent, compared to 38.1 percent in the prior year quarter. The margin decline was due primarily to unfavorable overhead absorption and unfavorable product mix, as well as increased promotional pricing. Operating expenses of $52.4 million decreased $0.4 million from the prior year period, due primarily to lower sales volumes between quarters and decreased expense on the Company’s deferred compensation plan, nearly offset by increases in consulting expenses and warranty expenses.

Loss before income taxes was $(18.9) million in the current year quarter, compared to profit before income taxes of $5.9 million in the prior year first quarter. In addition to the decline in operating profit noted above, Other income also declined by approximately $4.4 million due primarily to a decline in earnings on the Company’s deferred compensation plan, as well as a gain in the prior year quarter of approximately $1.9 million related to the sale of a building. Net loss was $(15.3) million, or $(1.49) per diluted share, versus net income of $4.0 million, or $0.38 per diluted share in the previous year’s first quarter. The effective tax rate was 19.2 percent compared to 33.0 percent in the prior year first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $101.6 million as of December 27, 2024. Depreciation and amortization were $4.8 million in the three months ending December 27, 2024, compared to $5.0 million in the prior three-month period. Capital spending totaled $4.1 million in the current quarter compared with $5.0 million in the prior year period. In December 2024, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 9, 2025, which was payable January 23, 2025.

“Although we were disappointed in our operating results in what is historically our slowest quarter of the year, we were able to mitigate some of the profit losses through our cost savings initiatives, which we’ll expand this fiscal year, and we continued to make progress on managing our inventory levels,” said David W. Johnson, Vice President and Chief Financial Officer. “Our debt-free balance sheet provides a competitive advantage in today’s marketplace and we remain confident in our ability to create long-term value and pay dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Monday, February 3, 2025. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

*The Company has historically reported "Camping" and "Watercraft Recreation" segments and financial results separately. As of December 27, 2024, the Company combined these two segments into one reporting segment, "Camping & Watercraft Recreation."

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "confident," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 8, 2023, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating results	December 27, 2024	December 29, 2023
Net sales	$107,649	$138,644
Cost of sales	75,466	85,790
Gross profit	32,183	52,854
Operating expenses	52,422	52,808
Operating (loss) profit:	(20,239)	46
Interest income, net	(986)	(1,160)
Other income, net	(326)	(4,693)
(Loss) profit before income taxes	(18,927)	5,899
Income tax (benefit) expense	(3,637)	1,944
Net (loss) income	$(15,290)	$3,955
Weighted average common shares outstanding - Dilutive	10,270	10,220
Net (loss) income per common share - Diluted	$(1.49)	$0.38

Segment Results
Net sales:
Fishing	$82,472	$110,492
Camping & Watercraft Recreation	9,451	10,726
Diving	15,684	17,478
Other / Eliminations	42	(52)
Total	$107,649	$138,644
Operating profit (loss):
Fishing	$(8,261)	$11,529
Camping & Watercraft Recreation	(646)	(1,720)
Diving	(908)	(578)
Other / Eliminations	(10,424)	(9,185)
Total	$(20,239)	$46

Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments	$101,617	$109,555
Accounts receivable, net	68,297	83,043
Inventories, net	201,606	267,321
Total current assets	388,052	476,224
Long-term investments	—	4,668
Total assets	612,868	692,683
Total current liabilities	91,661	104,067
Total liabilities	172,584	188,813
Shareholders’ equity	440,284	503,870

Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Patricia Penman Chief Marketing Officer 262-631-6600